Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-203684) pertaining to The AES Corporation 2003 Long Term Compensation Plan (As Amended and Restated) of our reports dated March 10, 2025, with respect to the consolidated financial statements of The AES Corporation and the effectiveness of internal control over financial reporting of The AES Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
May 9, 2025